Exhibit 23.2
CONSENT OF CRU
CRU International Limited hereby consents to the use of its name and the reference to CRU’s reports, estimates and data in the Annual Report on Form 10-K for the year ended December 31, 2011 for Noranda Aluminum Holding Corporation.

/s/ Geoffrey R. Barber
Geoffrey R. Barber
Chief Financial Officer
CRU International Limited
March 6, 2012